Exhibit 3.81

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY WAREHOUSE OF ATLANTA, INC.

(Incorporated under the laws of the State of Georgia)

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the Business Corporation Code of Georgia, do hereby certify as follows:

FIRST: The name of the corporation is BURLINGTON COAT FACTORY WAREHOUSE OF ATLANTA, INC.

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Code. Without limiting the scope and generality of the foregoing, the corporation shall have the authority to engage in the following specific business:

To establish and conduct a general retail department store business.

To carry on all or any of the businesses of dry goods merchants, cloth manufacturers, furriers, haberdashers, hosiers’ manufacturers, importers, retail dealers of and dressmakers, mantusmakers, tailors, hatters, clothings, furnishings, outfitters, glovers, lace manufacturers, feather dressers, boot and shoe makers; manufacturers and importers, and retail dealers of and in leather goods, household furniture, iron-mongery, cutlery, tools, china and glassware, crockery and other household fittings and utensils, ornaments, bric-a-brac, stationery, books, notions, toys and fancy goods; dealers in meats and provisions, groceries, drugs, chemicals and other articles and commodities of personal and household use and consumption; and generally of and in all manufactured goods, materials, provisions and produce.

To buy, sell, manufacture, repair, alter and exchange, let on hire, export and deal in all kinds of articles and things which may be required for the purposes of any of the said businesses, or commonly supplied or dealt in by persons engaged in any such businesses, or which may seem capable of being profitably dealth with in connection therewith.

THIRD: The total number of shares of stock which the corporation is authorized to issue is two hundred (200) shares having the par value of one dollar ($1.00) per share.

FOURTH: The corporation will not commence business until consideration of at least five hundred dollars ($500.00) has been received for the issuance of its shares.

FIFTH: The address of the initial registered office of the corporation in the State of Georgia is 3100 Equitable Building, 100 Peachtree Street, Atlanta, Georgia 30303.

SIXTH: The name of its registered agent at that address is the United States Corporation Company.

SEVENTH: The number of directors constituting the initial Board of Directors is three (3), and their names and addresses are as follows:

Name	Addresses
Robert F. Gilhooley	70 Pine Street, New York, New York 10270

Thomas G. Hennelly	70 Pine Street, New York, New York 10270

Maureen Tolan	70 Pine Street, New York, New York 10270

EIGHTH: The name and address of the incorporator is:

Name	Address
Robert F. Gilhooley	70 Pine Street, New York, New York 10270

NINTH: The corporation is to have perpetual duration.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto set my hand to these Articles of Incorporation the 3rd day of July, 1980.

/s/ Robert F. Gilhooley
Incorporator

2